EMPLOYMENT   AGREEMENT   dated   as  of  May  4,   2000   (the
"AGREEMENT"), between PARAGON TRADE BRANDS, INC., a Delaware corporation (the "COMPANY"), and MICHAEL T. RIORDAN (the "EXECUTIVE").

                  WHEREAS, the Company has offered to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth herein;

                  NOW,   THEREFORE,   in  consideration  of  the  covenants  and
agreements hereinafter set forth, the parties hereto agree as follows:

         1.       EFFECTIVENESS OF AGREEMENT

                  This Agreement shall become effective as of the date hereof (the "EFFECTIVE DATE").

         2.       EMPLOYMENT AND DUTIES

                  2.1 GENERAL. The Company hereby employs the Executive, and the Executive agrees to serve, as President and Chief Executive Officer of the Company, upon the terms and conditions herein contained. The Executive shall have all of the responsibilities and powers normally associated with such offices. So long as the Executive is employed by the Company, the Executive shall serve as a member of the Board of Directors of the Company (the "BOARD") and of the Company's Executive Committee. The Executive shall preside at all meetings of the Board, determine the agendas for all such meetings in consultation with the Company's Executive Committee and have such further responsibilities and powers as are normally associated with the position of Chairman of the Board. The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board.

                  2.2 EXCLUSIVE SERVICES. Except as may otherwise be approved in advance by the board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full working time throughout the Employment Term (as defined n
Section 2.4) to the services required of him hereunder The Executive shall render his services exclusively to the Company during the Employment Term, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Notwithstanding the foregoing, but subject to the provisions of
Section 9, the Executive may (a) serve on corporate, civic or charitable boards or engage in charitable activities, (b) perform outside speaking, lecturing or teaching engagements, (c) continue to serve as an advisor to Kruger Inc. and (d) manage personal investments, PROVIDED that none of the foregoing activities interfere with the performance of the Executive's duties under this Agreement.

                  2.3      PLACE OF PERFORMANCE.

                  2.3.1 PRE-OCTOBER 31, 2001. Prior to October 31, 2001, the Executive shall continue to reside in his current principal residence in Green Bay, Wisconsin, and shall perform his services under this Agreement as follows:
(i) for on day during each work week, the Executive shall perform his services at an office established by the Executive I his principal residence in Green Bay, Wisconsin (or, at the Executive's election with the reasonable consent of the Company, at an office located in Green Bay, Wisconsin outside the Executive's principal residence) (in either case, the "GREEN BAY OFFICE") and
(ii) for four days during each work week (inclusive of travel time), the Executive's services shall be performed at the Company's headquarters in Norcross, Georgia (the "NORCROSS OFFICE"). The Executive shall otherwise travel on Company business as reasonably required by the Board.

                  2.3.2 POST-OCTOBER 31, 2001. Except as the parties may otherwise agree, the Executive shall be required to relocate to the Atlanta, Georgia metropolitan area by October 31, 2001. Following such relocation, the Executive's services under this Agreement shall be principally performed at the Norcross Office, subject to travel on Company business reasonably required by the Board.

                  2.4 TERM OF EMPLOYMENT. The Executive's employment under this Agreement shall commence as of the Effective Date and shall terminate on the earlier of (i) the third anniversary of the Effective Date, and (ii) termination of the Executive's employment pursuant to this Agreement; PROVIDED, HOWEVER, that the term of the Executive's employment shall be automatically extended without further action of either party for additional one year periods, unless written notice of either party's intention not to extend has been given to the other party hereto at least 90 days prior to the expiration of the then effective term. The period commencing as of the Effective Date and ending on the third anniversary of the Effective Date or such later date to which the term of the Executive's employment under this Agreement shall have been extended is hereinafter referred to as the "EMPLOYMENT TERM." A notice delivered by the Company that it does not intend to extend the term of this Agreement shall hereinafter be referred to as a "NONRENEWAL NOTICE."

                  2.5 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company policy. The Company shall also reimburse the Executive for reasonable expenses (including, without limitation, for airfare and ground transportation) incurred by him pursuant to Section 2.3.1 in traveling to and returning form the Norcross Office on a weekly basis (or more frequently if necessary in light of the Executive's personal and family obligations).

                  3.       COMPENSATION

                  3.1 BASE SALARY. From the Effective Date, the Executive shall be entitled to receive a base salary ("BASE SALARY") at a rate of $500,000 per annum, payable in arrears in equal installments in accordance with the Company's payroll practices, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive's Base Salary.

                  3.2 ANNUAL REVIEW. The Executive's Base Salary shall be reviewed by the Board, based upon the Executive's performance, not less often than annually, and may be increased but not decreased. In addition to any increases effected as a result of such review, the Board at any time may in its sole discretion increase the Executive's Base Salary.

                  3.3      BONUS.

                  3.3.1 2000 FISCAL YEAR. For the 2000 fiscal year, the Executive shall be entitled to receive a bonus (without any proration) based on the level of the Applicable Performance Measure (as defined in Exhibit A attached hereto) for the fiscal year ending December 31, 2000 (as set forth in the Company's audited financial statements for such fiscal year):

                           Amount of
                           Applicable                  Bonus Amount (as a
                           PERFORMANCE MEASURE         PERCENTAGE OF BASE SALARY
                           -------------------         -------------------------
                           $60      Million                           0
                           $75      Million                          60
                           $90      Million                         120
                           $97      Million                         180

The amount of the Executive's bonus shall be adjusted upward to reflect any linear interpolation between the foregoing performance measures.

                  3.3.2 POST-2000 FISCAL YEARS. For fiscal years after 2000, the Board shall annually adopt a bonus plan and performance criteria upon which the bonuses of executives of the Company shall be based. Commencing with the 2001 fiscal year, during his employment under this Agreement, the Executive shall be entitled to participate in such bonus plan, based on performance criteria to be determined at the beginning of each year by the Board in good faith in reasonable consultation with the Executive, and otherwise in an amount (expressed as a percentage of Base Salary, which shall not be less than 60% if the target performance measures are satisfied and not less than 180% if the maximum performance measures established for the Company's senior executives as a whole are satisfied) and on other terms and conditions that are no less favorable than those applicable to any other senior executive of the Company.

                  3.4 STOCK OPTIONS. Effective as of May 4, 2000, the Executive shall be granted options (the "STOCK OPTIONS") to purchase 700,000 shares of the Company's common stock, par value $.01 per share (the "COMMON STOCK"), on the terms and conditions set forth in the Option Agreement dated as of May 4, 2000 (the "OPTION AGREEMENT") by and between the Company and the Executive. The Executive shall be eligible to receive future grants of options to purchase shares of Common Stock as determined by the Board.

         4.       EMPLOYEE BENEFITS

                  The Executive shall, during his employment under this Agreement, be eligible to participate in all employee and fringe benefit plans, programs and arrangements which shall be established by the Company for, or made available to, its senior executives ,on terms and conditions that are no less favorable than those applicable to any other senior executive of the Company, PROVIDED that the Executive may elect not to participate, or to defer participation, in the Company's medical and/or dental plans. In addition, the Company shall furnish the Executive with the following benefits during his employment under this Agreement:

                  (i) paid vacation of five weeks per calendar year in accordance with the vacation policy of the Company;

                  (ii) reimbursement of the Executive's reasonable expenses in connection with maintaining and operating the Green Bay Office;

                  (iii) Reimbursement of the Executive's reasonable expenses in connection with tax and financial planning services;

                  (iv) Reimbursement of the Executive's reasonable expenses (including rent and utilities) in connection with maintaining a furnished residence in the Atlanta, Georgia metropolitan area;

                  (v) reimbursement of the Executive's reasonable expenses (including initiation fees and dues) in connection with his memberships in a country club and a health club located in the Atlanta, Georgia metropolitan area;

                  (vi) reimbursement of the Executive's reasonable legal and out-of-pocket expenses in connection with the preparation, negotiation and enforcement (including dispute resolution) of this Agreement and any related documentation;

                  (vii) reimbursement of the Executive's expenses associated with the relocation of his family and moving of his household goods and furnishings to a new residence in the Atlanta, Georgia metropolitan area;

                  (viii) reimbursement of the Executive's broker's fees, closing costs and other similar expenses (including reasonable legal fees) associated with (x) the sale of his residence in Green Bay, Wisconsin and (y) the purchase of a new residence in the Atlanta, Georgia metropolitan area; and

                  (ix)   coverage   by  a   customary   director   and   officer
         indemnification policy on a basis that is no lees favorable than the coverage provided to any other Company officer or director.

         5.       TERMINATION OF EMPLOYMENT

                  5.1    TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD REASON.

                  5.1.1 GENERAL. If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company without Cause (as defined in Section 5.3), or the Executive terminates his employment hereunder for Good Reason (as defined in Section 5.4), the Company shall pay to the Executive in a lump sum, within 30 days after the date of termination, and amount equal to (x) two times the sum of (i) the Executive's annual Base Salary (at the rate in effect on the date of such termination) and (ii) the average of the Executive's annual bonus pursuant to Section 3.3 for the two fiscal years immediately preceding the fiscal year in which such termination occurs (or, if such termination occurs (A) during the 2001 fiscal year, an amount equal to the bonus for the 2000 fiscal year or (B) during the 2000 fiscal year, an amount equal to 120% of the Executive's annual Base Salary (at the rate in effect on the date of such termination)), and (y) a PRO RATA portion of the target bonus to which the Executive would have been entitled for the year of termination pursuant to Section 3.3 had the Executive remained employed for the entire year. In addition, the Executive shall be entitled to continue to participate in the Company's welfare benefit plans (or, if the Executive is ineligible to continue to participate under the terms thereof, in substitute programs adopted by the Company providing substantially comparable benefits) during the period (the "CONTINUATION PERIOD") beginning on the date of termination and ending on the earlier of (i) the second anniversary of the date of termination and (ii) in the case of any such welfare plan, the date on which the Executive becomes covered by a similar welfare plan maintained by another employer. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment except as determined in accordance with the terms of the employee benefit plans and programs of the Company.

                  5.1.2 DEATH DURING CONTINUATION PERIOD. In the event of the Executive's death during the Continuation Period, the Executive's family shall continue to participate during the remainder of the Continuation Period in the Company's welfare benefit plans on the same terms and conditions as were applicable prior to the date of the Executive's death.

                  5.1.3 DATE OF TERMINATION. The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive (which date shall be at least 10 business days after receipt by the Executive of such written notice). The date of resignation for Good Reason shall be the date specified in the written notice of resignation from the Executive to the Company; PROVIDED, HOWEVER, that no such written notice shall be effective unless the cure period specified in Section 5.4 has expired without the Company having corrected, to the reasonable satisfaction of the Executive, the event or events subject to cure. If no date of resignation is specified in the written notice from the Executive to the Company, the date of termination shall be the first day following such expiration of such cure period.

                  5.2      TERMINATION FOR CAUSE; RESIGNATION FOR GOOD REASON.

                  5.2.1 GENERAL. If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Cause, or the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of his Base Salary and other compensation and benefits through and including the date of termination or resignation. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans and programs of the Company.

                  5.2.2 DATE OF TERMINATION. Subject to the proviso to Section 5.3, the date of termination for Cause shall be the date specified in a written notice of termination to the Executive after formal action by the Board at a meeting of the Board, at which meeting the Board, by a two-thirds vote, determines to terminate the Executive for Cause. The Executive shall have the right to receive notice of and appear (with legal counsel) at such meeting to respond to any allegations made against him concerning the contemplated termination. The date of resignation without Good Reason shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, 10 business days after receipt by the Company of written notice of resignation from the Executive.

                  5.3 CAUSE. Termination for "CAUSE" shall mean termination of the Executive's employment because of:

                  (i) any willful act or omission that constitutes a material breach by the Executive of any of his material obligations under this Agreement;

                  (ii) the willful and continued failure or refusal of the Executive to substantially perform the duties reasonably required of him as an employee of the Company;

                  (iii)  the  Executive's  conviction  of  a  felony   involving
         dishonesty or moral turpitude; or

                  (iv) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates (it being understood that the good faith performance by the Executive of the duties required of him pursuant to Section 2.1 shall not constitute "misconduct" for purposes of this clause (iv));

PROVIDED, HOWEVER, that if any such Cause relates to the Executive's obligations under this Agreement or is otherwise susceptible to cure, the Company shall not terminate the Executive's employment hereunder unless the Company first gives the Executive notice of its intention to terminate and of the grounds for such termination and the Executive has not, within 20 business days following receipt of the notice, cured such Cause, or in the event such Cause is not susceptible to cure within such 20 business day period, the Executive has not taken all reasonable steps within such 20 business day period to cure such Cause as promptly as practicable thereafter.

                  5.4 GOOD REASON. For purposes of this Agreement, "GOOD REASON" shall mean any of the following (without the Executive's prior written consent):

                  (i) a decrease in the Executive's base rate of compensation or a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment;

                  (ii) a diminution of the responsibilities, positions or titles of the Executive from those set forth in this Agreement;

                  (iii) the Company's requiring the Executive to be based at any office or location that is inconsistent with the provisions of
         Section 2.3;

                  (iv) the Company's delivery to the Executive of a Nonrenewal Notice; or

                  (v) a material breach by the Company of any term or provision of this Agreement;

PROVIDED,  HOWEVER,  that no event or condition described in clauses (i) through
(iii) or (v) of this Section 5.4 shall constitute Good Reason unless (X) the Executive gives the Company written notice of his objection to such event or condition and (Y) such event or condition is not corrected by the Company within 20 business days of its receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 20 business day period, the Company has not taken all reasonable steps within such 20 business day period to correct such event or condition as promptly as practicable thereafter).

         6.       DEATH, DISABILITY OR RETIREMENT

                  In the event of termination of the Executive's employment by reason of death, Permanent Disability (as hereinafter defined) or retirement, the Executive (or his estate, as applicable) shall be entitled to Base Salary and other compensation and benefits through and including the date of termination. In addition, the Company shall pay to the Executive (or his estate, as applicable) in a lump sum, within 30 days after the date of termination, an amount equal to 100% of the Base Salary for six months, plus a pro rata portion of the maximum bonus to which the Executive would have been entitled for the year of termination pursuant to Section 3.3 had the Executive remained employed for the entire year. If the Executive's employment terminates by reason of Permanent Disability, payments to the Executive pursuant to this Section 6 shall be reduced by an amount equal to the sum of all benefits received by the Executive during the six-month period following the date of termination under any disability plan maintained by the Company. Other benefits shall be determined in accordance with the employee benefit plans or programs of the Company, and the Company shall have no further obligation hereunder. For purposes of this Agreement, "PERMANENT DISABILITY" means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties as an employee of the Company, which disability or infirmity shall exist for any continuous period of 180 days.

         7.       CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

                  7.1 GROSS-UP PAYMENT. Anything in this Agreement to the contrary or any termination of this Agreement notwithstanding, in the event it shall be determined that any payment or distribution or benefit received or to be received by the Executive pursuant to the terms of this Agreement or any other payment or distribution or benefit made or provided by the Company or any of its affiliates, to or for the benefit of the Executive (whether pursuant to this Agreement or otherwise and determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the "EXCISE TAX"), then the Executive shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon he Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Any such Gross-Up Payment shall be reduced by the Offset Amount (as defined below), if any, and shall be subject to applicable tax withholding pursuant to Section 11.5. for purposes of this
Section 7, "OFFSET AMOUNT" means the amount of the Gross-Up Payment that would have been payable pursuant to this Section 7.1 had the only Payment taken into account for purposes of calculating the Gross-Up Payment been the acceleration of vesting that occurs pursuant to Section 2(c)(iii) of the Option Agreement as a result of a Sale (as defined in the Option Agreement) with respect to those Performance-Based Options (as defined in the Option Agreement) that did not vest in a fiscal year of the Company preceding the fiscal year in which the Sale occurs as a result of the failure of the Company to achieve the performance targets for such fiscal year set forth in Section 2(c)(ii) of the Option Agreement.

                  7.2 GROSS-UP PAYMENT CALCULATION. Subject to the provisions of
Section 7.3, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm as may be jointly designated by the Executive and the Company (the "ACCOUNTING FIRM"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("UNDERPAYMENT"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 7.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  7.3 CLAIM BY THE IRS. The Executive shall notify the Company in writing of any claim by the U.S. Internal Revenue Service (the "IRS") that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim;

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; and

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses; (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive shall agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income and employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED FURTHER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

                  7.4 ENTITLEMENT TO REFUND. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         8.       NO MITIGATION OR OFFSET

                  The Executive shall not be required to mitigate the amount of any payment or benefit provided for herein by seeking other employment or otherwise, and any such payment or benefit will not be reduced in the event such other employment is obtained.

         9.       NO SOLICITATION; CONFIDENTIALITY; NONCOMPETITION

                  9.1 NONSOLICITATION. For so long as the Executive is employed by the Company and continuing for one year thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company or any of its subsidiaries or affiliates: (x) solicit or endeavor to entice away from the Company or any of its subsidiaries any individual who is, or, was during the then most recent 6-month period, employed by the Company or any of its subsidiaries; or (y) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or was within the then most recent 6-month period, a customer of the Company or any of its subsidiaries.

                  9.2 CONFIDENTIALITY. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or wit the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "CONFIDENTIAL INFORMATION" includes information not previously disclosed to the public or tot he trade by the Company's or any of its subsidiaries' or affiliates' management, or otherwise in the public domain, with respect to the Company's o any of its subsidiaries' or affiliates' products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Executive in violation of his agreements under this Section 9.2 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

                  9.3 NO COMPETING EMPLOYMENT. For so long as the Executive is employed by the Company and continuing for one year thereafter (the "NONCOMPETE TERM"), the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as an employee, associate, consultant or agent of any person partnership, corporation or other business organization or entity other than the Company or any of its subsidiaries or affiliates, render any service to or in any way be affiliated with any business which is engaged in the business of manufacturing store brand infant disposable diapers, located in such geographic areas as the business of the Company and its subsidiaries is located at the time of termination; PROVIDED, HOWEVER, that if (x) the Company delivers a Nonrenewal Notice to the Executive and (y) the Executive's employment is terminated for any reason following the delivery of such Nonrenewal Notice, the Executive's obligations under this Section 9.3 shall terminate as of the date of termination of employment.

                  9.4 EXCLUSIVE PROPERTY. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of the Executive.

                  9.5 INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 9 may result in material and irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy a law, that it will not e possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 9 or such other relief as may be required specifically to enforce any of the covenants in this Section 9. If for any reason, it is held that the restrictions under this Section 9 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 9 as will render such restrictions valid and enforceable.

         10.      ARBITRATION

                  Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by the Company and the Executive, or, if the Company and the Executive cannot agree on the selection of the arbitrator, shall be selected by the American Arbitration Association (PROVIDED that any arbitrator selected by the American Arbitration Association shall not, without the consent of the parties hereto, be affiliated with the Company or the Executive or any of their respective affiliates). Judgment may be entered o the arbitrator's award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement.

         11.      MISCELLANEOUS

                  11.1 NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                           Paragon Trade Brands, Inc.
                           180 Technology Parkway
                           Norcross, GA  30092
                           Telecopier No.:  (212) 332-7575
                           Attention:  General Counsel

                  To the Executive:

                           Michael T. Riordan
                           2964 S. Telemark Circle
                           Green Bay, Wisconsin  54313
                           Telecopier No.:  (920) 497-3641

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

                  11.2 SEVERABILITY. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if nay provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  11.3 ASSIGNMENT. The Company's rights and obligation sunder this Agreement shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company's business and properties. The Company shall require any permitted successor or assign to assume and agree to perform this Agreement in the same manner and to the same extent that the Company wold have been required to perform it had no such succession or assignment taken place. This Agreement shall not be assignable or otherwise subject to hypothecation by the Executive without the prior written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  11.4 ENTIRE AGREEMENT. This Agreement, the Stock Option Agreement and the related agreements referred to therein represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive relating to the subject matter hereof. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

                  11.5 WITHHOLDING. The payment of any amount pursuant tot his Agreement shall be subject to the applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans, if any.

                  11.6 GOVERNING LAW. This Agreement shal be construed, interpreted, and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

                                      PARAGON TRADE BRANDS, INC.


                                      By:      /S/ ALAN J. CYRON
                                           -------------------------------------
                                           Name:  Alan J. Cyron
                                           Title:  EVP & Chief Financial Officer


                                      EXECUTIVE


                                              /S/ MICHAEL T. RIORDAN
                                      ------------------------------------------
                                      Michael T. Riordan

                                                                       EXHIBIT A

The "Applicable Performance Measure" means the sum of the following measures for the Company's fiscal year ending December 31, 2000:

     MEASURES                                   LO           TARGET              MAX            SUPER-MAX

     (1) US EBITDA                              45.0         52.5                60.0           n/a

     (2) PMI cash flow                          6.6          9.1                 11.6           n/a

     (3) 21mm-CAPEX*                            0.0          2.0                 4.0            n/a

     (4) Receivable and Inventory               4.0          5.0                 6.0            n/a

     (5) Other Assets to Cash**                 1.4          3.4                 5.4            n/a

     (6) Net earnings in
         Foreign subsidiaries***                3.0          3.0                 3.0            N/A
                                                ---          ---                 ---            ---
         MEASURE TOTAL                          60.0         75.0                90.0           97.0

  * Excluding new Training Pant M/C and any new business investments.

 **      Includes sales of building and equipment to JV's.

***      At current ownership.

DETERMINATION OF WHETHER THE APPLICABLE PERFORMANCE MEASURE HAS BEEN ACHIEVED AT ANY LEVEL WILL BE BASED ON THE "MEASURE TOTAL" FOR SUCH LEVEL, AND NOT WHETHER ANY INDIVIDUAL MEASURE HAS BEEN INDEPENDENTLY ACHIEVED.